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EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

James P. Maddox, C.A. Vice President and Chief Financial Officer (705) 728-7111	January 7, 2004 IT-04-014

INTERTAN REPORTS SALES FOR DECEMBER AND PROVIDES UPDATED 2ND QUARTER GUIDANCE

TORONTO, January 7, 2004—InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, today announced that sales of its Canadian subsidiary in U.S. dollars for the month of December were $87,210,000. Measured in local currency, total sales were up 7% compared with the prior year period. On a comparable store basis, sales for the month were up 5% compared with the same period a year ago.

The company issued guidance for the 2nd financial quarter and announced plans to invert the company to Canada on November 3, 2003. The guidance for the 2nd financial quarter of fiscal 2004 was $0.38 to $0.42 per diluted share which included $1,250,000 related to inversion transaction costs and the conclusion of the proxy contest. The company now expects to earn between $0.40 and $0.42 per diluted share for the 2nd financial quarter due to a strong holiday selling period which was partially offset by an unanticipated special tax charge. The company was informed on January 6, 2004 of an unfavorable U.S. District Court ruling pertaining to a previously disclosed tax dispute with the I.R.S. of approximately $2.4 million relating to the 1993 tax year. Previously, the company had not reserved the amount because it disagreed with the position of the I.R.S. and, on the advice of legal counsel, believed it had meritorious arguments in its defense. The company is now evaluating the advisability of an appeal of such ruling. Consequently, the 2nd quarter guidance includes a special tax charge of $2.4 million related to this matter and is highlighted in the guidance with a tax rate of 54%.

The updated guidance provided above is based on a model built on the following assumptions:

•	Total sales increase, in local currency of 5%

•	An increase in the gross margin percentage of 180 to 210 basis points compared with last year

•	An increase in the SG&A percentage of 140 to 160 basis points which includes approximately $700,000 in non-tax deductible professional fees relating to the project to enhance shareholder value and the conclusion of the proxy contest

•	Net interest expense of $200,000 to $250,000

•	A Canadian dollar exchange rate of $0.76

•	An effective tax rate of approximately 54% which includes the special tax charge of $2.4 million related to the unfavorable ruling on the IRS tax case matter

•	A weighted average of approximately 20.8 million shares outstanding, assuming dilution

Net income for the second quarter of fiscal year 2003 was $7,997,000, or $0.37 per diluted share.

“December’s results represent the culmination of many initiatives that our team worked to achieve this year. Despite an onslaught of competition in several of our key markets, each of our major geographical regions posted sales increases. Furthermore, we expect that by the time that our final calculations are in, profit dollars will have improved in all major categories except satellite,” commented Brian E. Levy, President and Chief Executive Officer. “While December is certainly a key focal point of the retail year, we believe that the operating strategies that we put into place during 2003 will position us quite well into 2004, and we will continue on the same basic path as we move into the New Year,” Levy concluded.

InterTAN, Inc., headquartered in Toronto, operates through approximately 980 company retail stores and dealer outlets in Canada under the trade names RadioShack®, Rogers AT&T Wireless Communications Express®, and Battery Plus®.

InterTAN will report its results for its 2nd quarter ended December 31, 2003 on January 28, 2004 and the management of InterTAN will host a conference call to discuss the 2nd quarter results and to provide guidance on the 3rd fiscal quarter on January 29, 2004 at 11:00 a.m. Eastern. Details of the conference call will be released on January 28, 2004.

Certain information disclosed in this press release, including, among others, statements regarding certain of the underlying assumptions used in generating the updated guidance presented herein, the effect of completed initiatives, the competitive environment, the profit performance of core categories and the effectiveness of operating strategies that may affect the Company’s future performance, and the Company in general, constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer demand and preferences, product availability, development of new technology, general economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously filed periodic reports, including its Form 10-K for the 2003 fiscal year.